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                                                  EXHIBIT 5

                                                 October 7,
1994

Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 108,109 shares of Common Stock, without par value, of Archer-Daniels-Midland Company, a Delaware corporation (the "Company"), proposed to be sold by certain shareholders thereof, I have examined such corporate records and other documents, including the Registration Statement on Form S-3 (No. 33-55301), as amended, dated the date hereof, relating to such shares (the "Registration Statement"), and I have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. The shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement are legally and validly issued and fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement and to references to me wherever appearing therein.

                                   Very truly yours,



                                   /s/ R. P. Reising
                                          R. P. Reising
                                   Vice President, Secretary
                                   and General Counsel
                                   Archer-Daniels-Midland
Company


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